Results of 2023 Federal Home Loan Bank of Pittsburgh Director Election

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2023 Board of Directors Election. There was one Member Directorship up for election in Delaware and one Member Directorship up for election in Pennsylvania. There were two Independent Director seats up for election this year.

DELAWARE MEMBER DIRECTOR ELECTION

Delaware members voted to fill one expiring Delaware Member Directorship. The following individual was reelected as a Delaware Member Director:

Pamela Asbury, Vice President

Genworth Life Insurance Company

251 Little Falls Drive

Wilmington, DE 19808

FHFA ID: 54798

Ms. Asbury shall serve a four-year term beginning on Jan. 1, 2024 and ending on Dec. 31, 2027. Of the 21 Delaware members eligible to vote in this election, 15 cast a ballot.

The total number of votes eligible to be cast for any one Delaware Member Director nominee in this election was 1,321,125. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Pamela Asbury	702,372
Edward Caywood	615,848
Ronald Barron	2,905

PENNSYLVANIA MEMBER DIRECTOR ELECTION

Pennsylvania members voted to fill one expiring Pennsylvania Member Directorship. The following individual was elected as a Pennsylvania Member Director:

Sheryl Jordan, Executive Vice President and Managing Director,

Financial Institutions Group

PNC Bank, N.A.

300 Fifth Avenue

Pittsburgh, PA 15222

FHFA ID: 11042

Ms. Jordan shall serve a four-year term beginning on Jan. 1, 2024 and ending on Dec. 31, 2027. Of the 212 Pennsylvania members eligible to vote in this election, 136 cast a ballot.

The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 5,314,643. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Sheryl Jordan	1,507,078
Patricia (Patti) A. Husic	1,190,613
James Wang	1,083,285
Linda Roehner	569,078
James M. Bone, Jr.	448,865
Denise Lindsay	254,023
William P. Hayes	243,367
Timothy P. Demetres	18,334

WEST VIRGINIA

There was no Member Director Election in 2023.

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election for two expiring Independent Directorships. The following individuals were reelected:

Louise Herrle, Retired Sr. Corporate Finance Executive

100 Denniston Avenue, #84

Pittsburgh, PA 15206

Angel Helm, Retired Investment Banking Executive

1158 Old Mill Lane

Wyomissing, PA 19610

Ms. Herrle and Ms. Helm will each serve a four-year term beginning on Jan. 1, 2024 and ending on Dec. 31, 2027. Of the 282 members district-wide eligible to vote in this election, 149 cast a ballot in the Independent Director election.

The total number of votes eligible to be cast for each Independent Director nominee in this election was 7,891,276. The following were the votes cast:

Nominee	Votes Cast
Louise Herrle	5,408,282
Angel Helm	5,291,310

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote do so by casting all of their shares of FHLBank stock that they were required to hold as of December 31, 2022 for each open Directorship to be filled up to the applicable state average. Each Delaware and Pennsylvania member was eligible to vote their shares one time for one open Member Directorship. Delaware, Pennsylvania, and West Virginia members were eligible to vote their shares once for each of the Independent Director candidates.

Nov. 16, 2023 |